Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:   Glenn Eanes

Vice President and Treasurer

540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES FIRST QUARTER RESULTS

WINCHESTER, Virginia (August 20, 2008) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the first quarter of its fiscal year 2009, that ended on July 31, 2008.

Net sales declined 16% as compared with the first quarter of the prior fiscal year to $139,153,000. The decline in sales to the Company’s remodeling and new construction customers each approximated the overall decline.

Net income for the first quarter of fiscal 2009 was $156,000, or $0.01 per diluted share, compared with net income of $5,104,000, or $0.34 per diluted share, in the prior year’s first quarter.

Gross profit for the first quarter of fiscal 2009 was 15.9% of sales, compared with 20.7% in the first quarter of the prior fiscal year. The decline in gross profit margin primarily reflected the unfavorable impact of inefficiencies in overhead and freight costs stemming from lower sales volumes, as well as the impact of rising fuel prices upon freight and materials costs.

Selling, general and administrative costs were 15.9% of net sales in the first quarter of fiscal 2009, down from 16.2% of net sales in the prior year’s first quarter. The Company reduced its operating expenses by 18%, driven primarily by reduced spending, lower headcount and a decline in other volume-related costs.

The Company generated free cash flow of $7.4 million in the first quarter of fiscal 2009 (defined as cash provided by operating activities net of cash used for investing activities), and used this cash to return $3.6 million to its shareholders in the form of stock repurchases of $2.4 million and dividend payments of $1.2 million.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fourteen manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended July 31
	2008	2007
Net Sales	$139,153	$166,056
Cost of Sales & Distribution	117,093	131,747

Gross Profit	22,060	34,309
Sales & Marketing Expense	15,568	20,217
G & A Expense	6,542	6,667

Operating Income	(50)	7,425
Interest & Other (Income) Expense	(261)	(510)
Income Tax Expense	55	2,831

Net Income	$156	$5,104

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	14,099,805	15,067,562
Diluted Earnings Per Share	$0.01	$0.34

Balance Sheet

	July 31 2008	April 30 2008
Cash & Cash Equivalents	$60,430	$56,932
Customer Receivables	31,244	27,744
Inventories	43,460	46,981
Other Current Assets	10,490	11,731

Total Current Assets	145,624	143,388
Property, Plant & Equipment	146,709	150,840
Other Assets	19,569	20,571

Total Assets	$311,902	$314,799

Current Portion – Long-Term Debt	$853	$864
Accounts Payable & Accrued Expenses	56,153	55,170

Total Current Liabilities	57,006	56,034
Long-Term Debt	25,898	26,043
Other Liabilities	16,190	18,088

Total Liabilities	99,094	100,165
Stockholders’ Equity	212,808	214,634

Total Liabilities & Stockholders’ Equity	$311,902	$314,799

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Condensed Consolidated Statements of Cash Flows

	Three Months Ended July 31
	2008	2007
Net Cash Provided by Operating Activities	$10,617	$11,343
Net Cash Used by Investing Activities	(3,233)	(5,561)

Free Cash Flow	$7,384	$5,782

Net Cash Used by Financing Activities	(3,886)	(12,301)

Net Increase/(Decrease) in Cash and Cash Equivalents	3,498	(6,519)
Cash and Cash Equivalents, Beginning of Period	56,932	58,125

Cash and Cash Equivalent, End of Period	$60,430	$51,606

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